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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

|_|    Definitive Proxy Statement

|X|    Definitive Additional Materials

|_|    Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                    WELLS REAL ESTATE INVESTMENT TRUST, INC.
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                (Name of Registrant as Specified in its Charter)

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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

|X|    No fee required

|_|    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total fee paid:

|_|    Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration No.:
      (3)  Filing Party:
      (4)  Date Filed:


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June 19, 2002


Dear Stockholder of Wells Real Estate Investment Trust, Inc.:

         On or about May 10, 2002, we mailed to you the proxy statement (Proxy Statement) of Wells Real Estate Investment Trust, Inc. (Wells REIT) along with the annual report and notice of annual meeting of stockholders to be held June 26, 2002 (Stockholders' Meeting).

         Proposal 3, as described in the Proxy Statement, requested stockholder approval of certain amendments to our Articles of Incorporation to bring them into conformity with industry practices, which included a proposed amendment that would have eliminated a prohibition against the Wells REIT making or investing in mortgage loans as the sole purpose of the transaction.

         The catalyst behind Proposal 3 was to afford the Wells REIT acquisition team the greatest flexibility in purchasing properties in those limited situations in which the seller of such properties requires that the buyer utilize mortgage financing as part of the transaction terms. It was on this basis that management of the Wells REIT originally recommended this amendment to the Board of Directors.

         Since the date we mailed the Proxy Statement to stockholders, we have received comments from a number of our regulated institutional pension fund investors expressing concerns about the potential impact the passage of Proposal 3 would have on their fiduciary duties and obligations.

         As a result, management of the Wells REIT recommended removing Proposal 3 and, on June 19, 2002, the Board of Directors of the Wells REIT determined that the passage of Proposal 3 was not in the best interests of the Wells REIT and its stockholders and approved a resolution removing Proposal 3 from the Proxy Statement and the agenda of the Stockholders' Meeting. As of the date hereof, Proposal 3 had not received the requisite vote of stockholders for approval.

         Since the votes on this proposal will not be counted at the Stockholders' Meeting, if you have not already submitted your Proxy Card, you do not have to vote on Proposal 3 when submitting your Proxy Card. The removal of Proposal 3 from the Proxy Statement and the agenda of the Stockholders' Meeting will not have any effect on Proposal 1 (election of the nine directors), Proposal 2 (approval of an amendment to our Articles of Incorporation to increase the authorized shares) or Proposal 4 (approval of an amendment to our Articles of Incorporation to authorize the board of directors to increase the authorized shares). Therefore, unless we receive a later dated Proxy Card changing your vote on these other matters, your previous vote in favor of any of Proposal 1, Proposal 2 or Proposal 4 will remain unchanged.

                                                Sincerely,

                                                /s/ Leo F. Wells, III
                                                --------------------------------
                                                Leo F. Wells, III
                                                President